CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 5, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report on Form 10-K of The L.S. Starrett Company for the year ended June 30, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Form S-8 of The L.S. Starrett Company (File No. 333-184934, effective November 14, 2012, File No. 333-147331, effective November 13, 2007, File No. 333-104123, effective March 28, 2003, File No. 333-101162, effective November 12, 2002, File No. 333-12997, effective September 27, 1996, and File No. 033-55623, effective October 15, 1994).

/s/ Grant Thornton

Boston, Massachusetts

September 5, 2013